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                                                               EXHIBIT 5.2

                             [ATC LETTERHEAD]

                                                              June 5, 1998

ATC Group Services Inc.

104 East 25th Street, 10th Fl.

New York, New York 10010

  This opinion is being furnished in connection with the Registration Statement on Form S-4 (the "Registration Statement"), as amended, originally filed with the Securities and Exchange Commission on March 30, 1998, by ATC Group Services Inc. (the "Company") and the subsidiaries of the Company listed as additional registrants in the Registration Statement (the "Subsidiary Guarantors") relating to the offer to exchange $100 million aggregate principal amount of 12% Senior Subordinated Notes due 2008 (the "Exchange Notes") for the outstanding $100 million aggregate principal amount of 12% Senior Subordinated Notes due 2008 (the "Private Notes"). The Private Notes were, and the Exchange Notes will be issued and sold by the Company and guaranteed (the "Guarantees") by the Subsidiary Guarantors pursuant to an Indenture, dated as of January 23, 1998, as supplemented, by and among the Company, State Street Bank and Trust, as trustee, and the Subsidiary Guarantors, which was filed as an exhibit to the Registration Statement. The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement.

  I am counsel to the Subsidiary Guarantors, in connection with the Registration Statement and am familiar with the proceedings taken by the Company and the Subsidiary Guarantors in connection with the authorization, issuance and sale of the Private Notes, the Exchange Notes and the Guarantees. I have made such examination as I consider necessary to render this opinion.

  Based upon the foregoing, I am of the opinion that:

    1. Each of the Subsidiary Guarantors has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, with full power and authority to execute, deliver and perform its Guarantee.

    2. The Guarantees have duly authorized, executed and delivered by each of the Subsidiary Guarantors, and no consent or approval of any court or governmental agency or body is required for such execution and delivery except consents or approvals as may be required under federal securities laws or under state securities or Blue Sky laws.

  The opinion set forth above is qualified with respect to ATC Blattert Inc. and ATC Management Inc. due to the approval by the board of directors of the Registrant and the respective boards of directors of ATC Blattert Inc. and ATC Management Inc. of the dissolution of such subsidiaries, effective February
28, 1998, and the filing with the Secretary of State of the State of South Dakota of Articles of Dissolution by ATC Blattert Inc. and ATC Management Inc. on June 3, 1998. The opinion set forth above is also subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
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  I hereby consent to the filing of this opinion as a part of the Registration
Statement and to the reference to me under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                          Very truly yours,

                                          ATC Group Services, Inc.

                                          By:   /s/ John Smith
                                            -----------------------------------

                                                      John Smith

                                                   General Counsel